Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Frequency Electronics, Inc.

Mitchel Field, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated July 27, 2023, relating to the consolidated financial statements of Frequency Electronics, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2024.

/s/ BDO USA, P.C.

Melville, New York

October 11, 2024